NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ("NYSE" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of Redeemable Warrants, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50 (the "Warrants") of Social Capital Hedosophia Holdings Corp. IV (the "Company") from listing and registration on the Exchange on October 3, 2022, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Warrants are no longer suitable for continued listing and trading on the NYSE. The Exchange has determined that the warrants are no longer suitable for listing based on "abnormally low" price levels, pursuant to Section 802.01D of the Listed Company Manual. The Company also disclosed on September 20, 2022 that there will be no redemption rights or liquidating distributions with respect to the Company's warrants, which will expire worthless. On September 20, 2022, the Exchange determined that the Warrants of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Warrants from listing and registration on the NYSE. The Company was notified by letter on September 20, 2022. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on September 20, 2022. Trading in the Warrants was immediately suspended on September 20, 2022. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange, the determination to delist the Warrants, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. On September 21, 2022 the Company confirmed that it will not exercise that right. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.